Contact Information:

Contact Information:	Elite IR
China Precision Steel	Leslie J. Richardson, Partner
Dan Carlson,	+852-3183 0283
DanielCarlson@comcast.net	Leslie.richardson@elite-ir.com

China Precision Steel Holds Annual General Meeting of Stockholders

SHANGHAI, China, July 3, 2012 — China Precision Steel Inc. (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced that it held its 2012 Annual General Meeting of Stockholders (the “AGM”) at 10:00 am on June 29, 2012 (10:00 pm EDT on June 28, 2012), in Hong Kong. Each of the proposals submitted for shareholder approval, as set out in the Company’s definitive Proxy Statement filed on May 5, 2012, was approved.

Specifically, the shareholders:

•	reelected Ms. Leada Tak Tai Li, Mr. Hai Sheng Chen, Mr. Tung Kuen Tsui, Mr. Che Kin Lui, and Mr. David Peter Wong as members of the Board of Directors of the Company;

•	ratified the selection by the Audit Committee of Moore Stephens as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012; and

•	approved the amendment of the Company's amended and restated articles of incorporation to effect a reverse split of the Company's common stock at a ratio of between 1-for-5 and 1-for-25, to be determined by the Company's Board of Directors on or before August 31, 2012.

About China Precision Steel

China Precision Steel, Inc. is a niche precision steel processing company principally engaged in the production and sale of high precision, cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon, hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades and textile needles. The Company primarily sells to manufacturers in the People’s Republic of China and is expanding into overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.